EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this filing of Annual Report on Form 10-K of Private Media Group, Inc. of our report dated July 31, 2012, relating to the consolidated financial statements of ThinkForward, Inc. as of and for the year ended December 31, 2011.

/s/ OUM & Co. LLP

San Francisco, California

June 25, 2013